Exhibit 99.1

CURAEGIS TECHNOLOGIES, INC. ISSUES CEO UPDATE

ROCHESTER, N.Y. May 30, 2017 (GLOBE NEWSWIRE) Richard A. Kaplan, the Chief Executive Officer of CurAegis Technologies, Inc. provided the following update of the Company’s recent events and accomplishments.

Dear Shareholders,

CURA System

We are on schedule to have our system ready for shipments in the third quarter. As we move closer to our launch, we realize more and more of the incredible potential we have to actually save lives and make people healthier.

We have received much attention and positive feedback from the Fatigue Management industry and many organizations in our initial verticals:

●	Trucking
●	Busing
●	Aviation
●	Medical
●	General Corporate
●	Municipal Government
●	Federal Government
●	Sports Science

We are continuing beta testing in six (6) of these verticals. All should be completed by the end of June. We expect to convert some of these into sales and also generate interest to other organizations in their industries. One of our betas is with JetBlue. During a presentation at a recent fatigue conference, Lydia Hambour, JetBlue’s Manager of Fatigue Risk Management Systems stated, “We are excited to learn how new technology can be used to help manage fatigue.  By participating in this Beta trial, we hope to gain new insights on Crewmember alertness that will enable us to maintain the highest levels of safety.”

We now have signed contracts from organizations in trucking, mining, busing, municipalities and others. Hopefully these initial sales will prepare them for full rollouts within their organizations. Some of these sales are being planned and monitored by their insurance captives. This should lead to many more sales in the future. Once we have our initial system ready, we believe we can expect more contracts from the many other organizations to whom we are presently talking.

We attended and were a large part of the Managing Fatigue conference in San Diego in March 2017. Four of our Scientific Advisory Board members were keynote and featured speakers. Also, Matt Kenyon, Director of Technology – CURA Division and Leigh White, Executive VP of Corporate Development - CURA Division, held seminars. All of these were well attended and well received. This was a wonderful event to help us come to the forefront of the industry. Very exciting!!

We held our Scientific Advisory Board meeting in April 2017. All of our members were present including our newest member, Dr. Torbjörn Åkerstedt, from Sweden. Dr. Åkerstedt is one of, if not the most, respected scientist in fatigue management in the world. He was very impressed and excited after seeing our technology in detail. The meeting was very fruitful. Some new and exciting uses for our technologies were brought up for future development and some good recommendations for existing features were given. Our engineers are very optimistic on creating some new, breakthrough technologies in the sleep and fatigue management areas in the future.

Aegis Pump and Motor

Our new motor is in development and our prototype is scheduled to be available in August. If everything goes well, this new technology should create a significantly smaller, much less expensive and more efficient axial piston motor and pump than is presently available in the industry. We are in talks with some very large industry organizations and will be presenting this to them when completed.

Corporate News

We are starting a new $3 million raise. Our plans are for this to be the last raise we will need; however, this is not a guarantee and depends on our projections coming to fruition.

This is a very exciting time for us and everyone here is raring to go. Wish us good luck. We hope to make you proud by making CurAegis a world-class company.

Thank you for your patience and confidence in this great group of people at CurAegis.

Sincerely,

Richard A. Kaplan

Chief Executive Officer

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis’ businesses. More detailed information about these factors may be found in filings by CurAegis with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. CurAegis is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System which includes a wearable device, the myCadian™ watch which measures degradation of alertness and sleep attributes and the Z-Coach education and training program and (ii) the Aegis hydraulic pump. The CURA System consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT: Richard A. Kaplan Chief Executive Officer   585-254-1100